TRANSFER AGREEMENT

Assignment of Technology

______________________________________________________________________________

This agreement (the "Agreement") is made as of the 14th day of April 2003.

BETWEEN:

Liang Wang, Kai Xu, Hai bBo Fan, Jianwen Zhang (the "Developers")

AND:

XML Global Technologies, Inc. a Colorado company and its wholly-owned subsidiary Xtract Informatics, Inc. a British Columbia company (collectively "XML Global") having an office at: Suite 9, 1818 Cornwall Avenue, Vancouver, BC

WHEREAS:
A.	The Developers have developed a new XML Transformation kernel (the "Technology") that operates ten times faster than GoXML Transform.
B.	XML Global wishes to acquire the Technology to further develop unique software products for the market.

NOW THEREFORE for good and valuable consideration, the Developers and XML Global agree to the following:

A.

The Developers sell, assign and transfer to XML Global all rights in the Technology and all rights to the Technology including ownership of the Technology itself and including the right to all copyright in the Technology for all countries, which the Developers own today or to which the Developers could be entitled in the future. The purpose of this assignment of rights to XML Global is for XML Global to then own the entire rights to the Technology and be able to use those rights to the same extent as the Developers if the assignment had not taken place.

B.	The Developers waive in favour of XML Global, all moral rights of the Developers in relation to the Technology in all countries including Canada.
C.

The Developers pledge and promise that they have the full right to assign the Technology and that they have not signed any document which would contradict this assignment and they further assert that they will not sign any such contradictory document.

D.	XML Global accepts the above assignment and waiver.
E.

In exchange for the assignment and waiver, XML Global shall issue 4,000,000 share purchase warrants (the "Warrants") to each of the four named Developers, for a total of 16,000,000 share purchase warrants. Each share purchase warrant gives the holder the right to purchase one common stock issued by XML Global Technologies, Inc., at the time of the holder's choosing, at a price of US$0.04 per common stock. The Warrants shall vest upon the signing of this Agreement by all parties. The Developers have full and unfettered discretion in exercising their rights stipulated under the terms of the Warrants.

F.

If XML Global sells, assigns and transfers the rights in and to the Technology before April 14, 2004, XML Global must deal with the transferee at arm's length and at fair market value. The Developers are entitled to receive 50% of the gross sales revenue from XML Global as soon as practicable.

G.

The Developers shall suggest a candidate, who shall have a technology background and the requisite industry profile, for directorship on the Board of Directors candidate of XML Global that has a technology background and the requisite industry profile.

H.

XML Global Technologies, Inc. and Xtract Informatics, Inc. represent and warrant to the Developers that they have authorized the signatory who has signed this agreement on their behalf to enter into and execute this Agreement on their behalf without affixing their common seals.

I.	This Agreement is governed by and is to be construed in accordance with the laws of British Columbia, Canada.
J.	Time is of the essence in this Agreement.
K.	No modification of this Agreement is effective unless it is in writing and signed by the parties.
L.	This Agreement and any modification of it constitute the entire agreement between the parties with regards to the sale, assignment and transfer of the Technology.
M.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Each party hereto will receive by delivery or facsimile transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile transmission will be deemed to be an original of the Agreement so transmitted.

THE DEVELOPERS	XML Global
__________________________________ Liang Wang	_____________________________________ Peter Shandro Chairman of the Board Xtract Informatics, Inc.
__________________________________ Kai Xu
__________________________________ Hai Bbo Fan
__________________________________ Jianwen Zhang

Executed at ____________________(city), ___________________ (province), this ______ day of April, 2003.

Executed at ____________________(city), ___________________ (state), this ______ day of April, 2003, by Zhang, Jianwen_______________(initial).